Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectuses of Calithera Biosciences, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the financial statements of Calithera Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 9, 2015